 Unassociated Document
PK Ramachandran
Ram associates
Certified Public Accountant
3240 E State street Ext., Hamilton, NJ 08619, USA

To the Board of Directors

ARC287BC Corporation

I have audited the accompanying balance sheets of ARC287BC Corporation for the year ended December 31, 2016 and the related statements of income, retained earnings and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. My responsibility is to express an opinion on the financial statements based on my audit.

I conducted my audit in accordance with generally accepted auditing standards, as required in paragraph (c) of Part F/S in Form 1-A. Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statements presentation. I believe that my audit provides a reasonable basis for my opinion.

In my opinion, the financial statements present fairly in all material respects, the financial position of entity as of the balance sheet date and results of its operations and its cash flows for the period then ended, in accordance with the applicable financial reporting framework.

/s/

July 14, 2017

Signature,

/s/ PK Ramachandran
PK Ramachandran